Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS

March 31, 2014

MasterCard Incorporated

2000 Purchase Street

Purchase, New York 10577

Ladies and Gentlemen:

We have acted as counsel to MasterCard Incorporated, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-183021) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $500,000,000 aggregate principal amount of 2.000% Notes due 2019 and $1,000,000,000 aggregate principal amount of 3.375% Notes due 2024 (collectively, the “Notes”). The Notes will be issued under an indenture dated as of March 31, 2014 (the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

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We have examined the Registration Statement, the form of the global notes representing the Notes, the Underwriting Agreement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

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We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K filed with the Commission by the Company in respect of the offering of the Notes, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP